Exhibit 10.2

PLEDGE AND SECURITY AGREEMENT

dated as of June 11, 2018

among

NRC US HOLDING COMPANY, LLC and SPRINT ENERGY SERVICES, LLC,
each as a Borrower

NRC GROUP HOLDINGS, LLC,
as Parent

JFL-NRC HOLDINGS, LLC and SES HOLDCO, LLC,
as Holding Companies

EACH OF THE OTHER GRANTORS PARTY HERETO

and

BNP PARIBAS,
as Collateral Agent

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SECTION 8.	TERMINATION AND RELEASE.	22

SECTION 9.	COLLATERAL AGENT	22
9.1.	Appointment, Etc.	22
9.2.	Standard of Care	23

SECTION 10.	MISCELLANEOUS.	23
10.1.	Notices	23
10.2.	Expenses	23
10.3.	Indemnity	23
10.4.	Amendments and Waivers	23
10.5.	Successors and Assigns	23
10.6.	Independence of Covenants	23
10.7.	Survival of Representations, Warranties and Agreements	23
10.8.	No Waiver; Remedies Cumulative	24
10.9.	Severability	24
10.10.	Headings	24
10.11.	Governing Law	24
10.12.	Consent to Jurisdiction	24
10.13.	WAIVER OF JURY TRIAL	24
10.14.	Counterparts	25
10.15.	No Strict Construction	25
10.16.	Intercreditor Agreement	25
10.17.	Jones Act Restrictions	25

SCHEDULES:	3.1	Grantor Information and Status
	3.2	Collateral Identification

EXHIBITS:	A	Form of Pledge Supplement
	B	Form of Intellectual Property Security Agreement

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PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of June 11, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among NRC US HOLDING COMPANY, LLC, a Delaware limited liability company (the “NRC Borrower”) and SPRINT ENERGY SERVICES, LLC, a Delaware limited liability company (the “Sprint Borrower”, and collectively with the NRC Borrower, the “Borrowers” and each a “Borrower”), JFL-NRC HOLDINGS, LLC, a Delaware limited liability company (“NRC Holdings”), SES HOLDCO, LLC, a Delaware limited liability company (“Sprint Holdings”, and collectively with NRC Holdings, the “Holding Companies” and each a “Holding Company”), NRC GROUP HOLDINGS, LLC (“Parent”), CERTAIN OTHER SUBSIDIARIES OF PARENT PARTY HERETO, as Grantors (together with the Borrowers, Holding Companies and Parent, collectively, the “Grantors”, and each, a “Grantor”), and BNP PARIBAS, as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrowers, Parent, Holding Companies, certain other Subsidiaries of Parent, as Guarantors, the Lenders party thereto from time to time, and BNP PARIBAS, as Administrative Agent and as Collateral Agent;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Secured Swap Contracts with one or more Eligible Counterparties;

WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Cash Management Agreements with one or more Cash Management Banks; and

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders, Eligible Counterparties and Cash Management Banks as set forth in the Credit Agreement, the Secured Swap Contracts and the Cash Management Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents, the Secured Swap Contracts and the Cash Management Agreements as set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1. Terms Defined Herein. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Agreement” as defined in the preamble hereto.

“Borrower” and “Borrowers” as defined in the preamble hereto.

“Cash Proceeds” as defined in Section 7.2.

“Collateral” means, with respect to each Grantor, such Grantor’s right, title and interest in, to and under all personal property of such Grantor whether now owned or existing or hereafter acquired or arising and wherever located, including the following: (i) Accounts; (ii) Chattel Paper; (iii) Documents; (iv) General Intangibles; (v) Goods; (vi) Instruments; (vii) Insurance; (viii) Intellectual Property and Intellectual Property Licenses; (ix) Investment Related Property, including Deposit Accounts; (x) Letter-of-Credit Rights; (xi) Money; (xii) Receivables and Receivable Records; (xiii) Commercial Tort Claims set forth on Schedule 3.2 (as supplemented from time to time in accordance with Section 4.7); (xiv) Material Vessels; (xv) to the extent not otherwise included above, all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing, and all tangible property embodying Copyrights or any copyrighted materials; and (xvi) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing; provided, as of any date of determination, the term “Collateral” shall not include any asset that is an Excluded Asset as of such date.

“Collateral Account” means any account established as a collateral account by the Collateral Agent pursuant to the Credit Agreement or hereto.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Control” means (i) with respect to any Deposit Account, “control” within the meaning of Section 9-104 of the UCC; (ii) with respect to any Securities Account, Security Entitlement, Commodity Contract or Commodity Account, “control” within the meaning of Section 9-106 of the UCC; (iii) with respect to any Uncertificated Security, “control” within the meaning of Section 8-106(c) of the UCC; (iv) with respect to any Certificated Security, “control” within the meaning of Section 8-106(a) or (b) of the UCC; (v) with respect to any Letter-of-Credit Right, “control” within the meaning of Section 9-107 of the UCC; (vi) with respect to any Electronic Chattel Paper, “control” within the meaning of Section 9-105 of the UCC; and (vii) with respect to any “transferable record”(as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), “control” within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether the applicable Grantor is licensee or licensor thereunder) regarding a copyright.

“Copyrights” means all United States copyrights (including Community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 USC 901 of the United States Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor; (ii) all extensions and renewals thereof; (iii) all rights corresponding thereto throughout the world; (iv) all rights in any material which is copyrightable under or which is protected by United States federal laws or the law of any state thereof; (v) all rights to sue for past, present and future infringements thereof; and (vi) all Proceeds of the foregoing, including any royalties or income from the Copyright Licenses and any and all payments, claims, damages and proceeds of suit.

“Credit Agreement” as defined in the recitals hereto.

“Excluded Account” means any (i) withholding tax, trust, escrow, payroll, employee benefit or other fiduciary account, (ii) zero balance account or (iii) account maintained solely for the benefit of third parties as cash collateral constituting Permitted Liens for obligations owing to such third parties.

“Excluded Asset” as defined in the Credit Agreement.

“Grantor” as defined in the preamble hereto.

“Holding Companies” as defined in the preamble hereto.

“Insurance” means (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” means, collectively, the Copyrights, the Patents, the Trademarks and the Trade Secrets.

“Intellectual Property Licenses” means, collectively, the Copyright Licenses, the Patent Licenses, the Trademark Licenses and the Trade Secret Licenses.

“Intellectual Property Security Agreement” means that Intellectual Property Security Agreement substantially in the form of Exhibit B hereto or otherwise acceptable to the Collateral Agent that is executed and delivered to the Collateral Agent by each applicable Grantor.

“Investment Accounts” means the Collateral Account (if any) and the Securities Accounts, Commodities Accounts and Deposit Accounts included in the Collateral. For the avoidance of doubt, “Investment Accounts” shall not include any Excluded Account.

“Investment Related Property” means all Investment Property (as defined in Section 1.2), together with all of the following (regardless of whether classified as Investment Property): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.

“Material” means (i) as of any date of determination, as to any Instrument, any individual Instrument that has a value in excess of $500,000, or $1,000,000 in the aggregate for all such Instruments; (ii) as to any Intellectual Property or Intellectual Property License, that such Intellectual Property or Intellectual Property License is, individually or in the aggregate, material to the business of Parent and its Restricted Subsidiaries, taken as a whole; and (iii) as of any date of determination, as to any other item of Collateral (other than Vessels), that such item has a Fair Market Value of $500,000 or more, and collectively with all other of such items, a Fair Market Value of $1,000,000 or more.

“Parent” as defined in the preamble hereto.

“Patent Licenses” means all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue (whether the applicable Grantor is licensee or licensor thereunder) regarding a Patent.

“Patents” means all United States patents and certificates of invention, or similar industrial property, design or plant rights, for any of the foregoing, including, but not limited to: (i) all registrations, provisional and applications therefor; (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations therefor; (iii) all rights corresponding thereto throughout the world; (iv) all inventions and improvements described therein; (v) all rights to sue for past, present and future infringements thereof; and (vi) all Proceeds of the foregoing, including any royalties or income from the Patent Licenses and any and all payments, claims, damages and proceeds of suit.

“Pledge Supplement” means a supplement to this Agreement substantially in the form of Exhibit A hereto or otherwise acceptable to the Collateral Agent.

“Pledged Debt” means all indebtedness for borrowed money owed to any Grantor, regardless of whether evidenced by any Instrument, issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” means all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including any trust; provided, no Excluded Asset shall constitute a Pledged Equity Interest.

“Pledged LLC Interests” means all interests in any limited liability company and each series thereof, including without limitation all of the economic interest and the right to vote or otherwise control the limited liability company and all rights as a member, and the certificates, if any, representing such limited liability company interests and any interest of any Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” means all interests in any general partnership, limited partnership, limited liability partnership or other partnership, and the certificates, if any, representing such partnership interests and any interest of any Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” means all Equity Interests (other than Pledged LLC Interests and Pledged Partnership Interests) owned by any Grantor, and the certificates, if any, representing such shares and any interest of any Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, Securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Prohibited Controlling Interest” as defined in Section 10.17.

“Receivables” means all rights to payment, regardless of whether earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of each Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Records relating thereto.

“Secured Obligations” means all of the Obligations, but excluding with respect to any Grantor at any time, Excluded Swap Obligations with respect to such Grantor at such time.

“Secured Parties” means the Agents, the Lenders, the Eligible Counterparties and Cash Management Banks in their capacity as such under any Credit Document, Secured Swap Contract or Cash Management Agreement and shall include, without limitation, all former Agents, Lenders, Eligible Counterparties and Cash Management Banks in such capacity to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders, Eligible Counterparties or Cash Management Banks and such Obligations have not been paid or satisfied in full.

“Special Collateral” means any of the following: (i) Farm Products; (ii) As-Extracted Collateral; (iii) Manufactured Homes; (iv) Health-Care-Insurance Receivables; (v) timber to be cut; (vi) aircraft, aircraft engines, satellites, or railroad rolling stock; or (vii) the Proceeds of any of the foregoing.

“Trademark Licenses” means any and all agreements, licenses and covenants providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or permitting co-existence (whether the applicable Grantor is licensee or licensor thereunder) regarding a Trademark.

“Trademarks” means all United States trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to (i) all extensions or renewals of any of the foregoing, (ii) all of the goodwill of the business associated with the use of and symbolized by the foregoing, (iii) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (iv) all Proceeds of the foregoing, including any royalties or income from the Trademark Licenses and any and all payments, claims, damages and proceeds of suit.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether the applicable Grantor is licensee or licensor thereunder).

“Trade Secrets” means all common law and statutory trade secrets and all other confidential or proprietary information and know-how constituting trade secrets regardless of whether such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret and to enjoin or collect damages for the actual or threatened misappropriation of any Trade Secret; and (ii) all Proceeds of the foregoing, including any royalties or income from the Trade Secret Licenses and any and all payments, claims, damages and proceeds of suit.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York (including any successor provisions under any subsequent version or amendment to any Article of the UCC); provided, if, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

1.2. UCC Definitions. In this Agreement, each of the following terms shall have the meaning assigned thereto in the UCC: “Account”; “Account Debtor”; “As-Extracted Collateral”; “Bank”; “Certificated Security”; “Chattel Paper”; “Commercial Tort Claims”; “Commodity Account”; “Commodity Contract”; “Commodity Intermediary”; “Consignee”; “Consignment”; “Consignor”; “Deposit Account”; “Document”; “Electronic Chattel Paper”; “Equipment”; “Farm Products”; “General Intangibles”; “Goods”; “Health-Care-Insurance Receivable”; “Instrument”; “Inventory”; “Investment Property”; “Letter-of-Credit Right”; “Manufactured Home”; “Money”; “Proceeds”; “Record”; “Securities Account”; “Securities Intermediary”; “Security Certificate”; “Security Entitlement”; “Supporting Obligations”; “Tangible Chattel Paper”; and “Uncertificated Security”.

1.3. Credit Agreement Definitions. All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, and the incorporation by reference of terms defined in the Credit Agreement shall survive any termination of the Credit Agreement until this Agreement is terminated as provided in Section 8.

1.4. Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any Law herein shall, unless otherwise specified, refer to such Law as amended, modified or supplemented from time to time, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights.

1.5. Credit Agreement Governs. If any of the terms or conditions of this Agreement is in conflict with the Credit Agreement, then the terms and conditions of the Credit Agreement shall govern.

SECTION 2.	SECURITY FOR OBLIGATIONS.

2.1. Grant of Security. As collateral security for the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the Collateral.

2.2. Continuing Security Interest. This Agreement (a) creates a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than any Remaining Obligations), and the cancellation, expiration, posting of backstop letters of credit in respect of or Cash Collateralization of all outstanding Letters of Credit in accordance with Section 2.4(h) of the Credit Agreement, (b) is binding upon each Grantor, its successors and assigns, and (c) inures, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and each of the other Secured Parties, and each of their respective successors and permitted assigns.

2.3. Grantors Remain Liable. Notwithstanding anything herein to the contrary:

(a) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party;

(b) each Grantor shall remain liable under each of the agreements included in the Collateral, including any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any Secured Party has any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other Credit Document nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including any agreements relating to Pledged Partnership Interests or Pledged LLC Interests; and

(c) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under any contract or agreement that is included in the Collateral.

SECTION 3.	REPRESENTATIONS AND WARRANTIES.

To induce the Collateral Agent, for the benefit of the Secured Parties, to enter into this Agreement, each Grantor represents and warrants to the Collateral Agent, for the benefit of the Secured Parties, on the Closing Date and on each Credit Date, that (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Related Transactions):

3.1. Grantor Information, Etc.

(a) Grantor Information. As of the Closing Date, Schedule 3.1 sets forth with respect to each Grantor (i) such Grantor’s full legal name, type of organization, jurisdiction of organization, and organizational identification number, if any; (ii) such Grantor’s trade names, fictitious business names or other names under which such Grantor currently conducts business; and (iii) each jurisdiction where such Grantor’s chief executive office or its sole place of business (or the principal residence if such Grantor is a natural person) is located.

(b) Name Changes, Etc. As of the Closing Date, except as provided on Schedule 3.1, no Grantor has changed its name, jurisdiction of organization or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) and has not done business under any other name, in each case, within the past five (5) years or (ii) has changed its chief executive office or sole place of business (or principal residence if such Grantor is a natural person), in each case, within the past one (1) year.

(c) Current Locations. As of the Closing Date, Schedule 3.1 sets forth with respect to each Grantor (i) all locations where such Grantor owns or leases any real property, (ii) except for (A) Vessels, (B) Inventory and Equipment that is in transit, out for repair or servicing, that is leased by a customer and used by such customer at the customer’s location, or located at a customer jobsite and (C) Collateral that has been purchased but not yet delivered to such Grantor, each in the ordinary course of the applicable Grantor’s business, all locations where such Grantor keeps any Material Inventory or Material Equipment included in the Collateral and (iii) all locations in which each Grantor maintains any material books or records relating to any of the Collateral.

(d) Other Security Agreements. As of the Closing Date, except for security agreements constituting Permitted Liens or as otherwise disclosed on Schedule 3.1, no Grantor has within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person that either (x) has not heretofore been terminated or (y) as to which such Grantor and its assets have not been released in accordance with the terms thereof.

(e) Transmitting Utility. No Grantor is a “transmitting utility” (as defined in Section 9-102(a)(80) of the UCC).

3.2. Collateral Identification, Etc.

(a) Collateral Identification. As of the Closing Date, Schedule 3.2 sets forth the following (if any) for each Grantor (in each case, other than any Excluded Asset): (i) Deposit Accounts; (ii) Pledged Equity Interests; (iii) Securities Accounts; (iv) Commodity Contracts and Commodity Accounts; (v) United States registrations of and applications for Patents, Trademarks, and Copyrights owned by such Grantor; (vi) Material Intellectual Property Licenses (other than commercial off-the-shelf licenses) used by such Grantor in its business; (vii) Letter-of-Credit Rights in excess of $500,000; and (viii) the name and address of any warehouseman, bailee or other third party in possession of any of such Grantor’s Material Inventory or Material Equipment (other than with respect to (x) any Vessels, (y) any Inventory or Equipment that is in transit, out for repair or servicing, that is leased by a customer and used by such customer at the customer’s location, or located at a customer jobsite and (z) Collateral that has been purchased but not yet delivered to such Grantor); (ix) Material Instruments and Material Tangible Chattel Paper; and (x) Material Commercial Tort Claims.

(b) Special Collateral. As of the Closing Date, none of the Collateral consists of Special Collateral.

3.3. Ownership of Collateral, Etc.

(a) Ownership. Each Grantor owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral, in each case free and clear of any and all Liens other than Permitted Liens.

(b) Financing Statements, Etc. Other than any financing statement, any Intellectual Property Security Agreement and any Vessel Mortgage filed in favor of the Collateral Agent, no Grantor has filed or authorized the filing of any effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral on file in any filing or recording office except for (i) financing statements for which duly authorized proper termination statements have been delivered to the Collateral Agent for filing, (ii) financing statements, fixture filings and other instruments similar in effect filed in connection with Permitted Liens and (iii) any filings, notices or recordings with respect to which the underlying Indebtedness (other than with respect to contingent indemnification obligations not then due and owing) has been paid off or otherwise satisfied.

(c) Control. Other than the Collateral Agent and any automatic Control in favor of a Bank, Securities Intermediary or Commodity Intermediary maintaining a Deposit Account, Securities Account or Commodity Contract, or in relation to a Permitted Lien (in each case, other than any Excluded Asset), as applicable, no Person is in Control of any Collateral the perfection of a security interest in which is effectuated by Control.

3.4. Status of Security Interest.

(a) First Priority Lien. Upon the timely completion of the filings and other actions set forth in Section 4.1, the security interest of the Collateral Agent in the Collateral shall constitute a valid, perfected, First Priority security interest in and continuing lien on all of each Grantor’s right, title and interest in, to and under the Collateral, subject only to Permitted Liens, any applicable Intercreditor Agreement or permitted non-perfection (including, without limitation pursuant to the proviso in this Section 3.4(a)), and to the extent perfection may be achieved by the filings and other actions required, pursuant to Section 4.1; provided that, notwithstanding anything to the contrary herein or in any other Credit Document, no Grantor shall have any obligation to (i) create or perfect any security interest in any Intellectual Property included in the Collateral in any jurisdiction other than the United States or in any Intellectual Property License or Trade Secret, (ii) make any filings, enter into any documents or agreements or take any other actions to grant, record or perfect a Lien on Collateral located or titled outside of the United States (or, for the avoidance of doubt, enter into any agreement governed by the law of a jurisdiction other than the United States (or a state or commonwealth thereof)), (iii) take any actions to perfect any security interest in Letter-of-Credit Rights included in the Collateral, except to the extent such Letter-of-Credit Rights constitute Supporting Obligations for any other Collateral as to which perfection is accomplished solely by the filing of a UCC-1 financing statement, in which case the only perfection action required to be taken with respect to such Letter-of-Credit Rights shall be the filing of a UCC-1 financing statement in the applicable jurisdiction, (iv) take any action to perfect any security interest in any Commercial Tort Claim with a value of less than $500,000 individually or $1,000,000 for all such Commercial Tort Claims or (v) enter into any control agreements with respect to any Deposit Account, Securities Account or Commodity Account and, for the avoidance of doubt, all covenants and other representations and warranties in all Credit Documents shall be subject to this proviso.

(b) No Authorization, Consent, Approval, Etc. No authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) the filings contemplated by Section 3.4(a) above, (B) as may be required, in connection with the disposition of any Investment Related Property, by Laws generally affecting the offering and sale of Securities and (C) with respect to the foregoing clause (i), any such authorizations, consents, approvals or other actions, notices or filings that have been made or obtained prior to the date hereof.

3.5. Receivables. As of the end of the most recent Test Period, none of the Account Debtors in respect of any Receivable owing to any Grantor with an aggregate amount payable in excess of $5,000,000 individually is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign, except for any such Receivables with respect to which the applicable (or another) Grantor has given the Collateral Agent written notice of the creation thereof by the time of the first delivery of financial statements required by Sections 5.1(a) or (b), as applicable, of the Credit Agreement after the creation of such Receivable or Receivables, or such later date as is acceptable to the Collateral Agent. No Receivable of any Grantor as of the date hereof requires the consent of the Account Debtor in respect thereof in connection with the security interest hereunder, except any consent which has been obtained on or prior to the date hereof or where the failure to obtain such consent would not reasonably be expected to have a Material Adverse Effect.

3.6. Pledged Equity Interests.

(a) Record and Beneficial Owner. As of the Closing Date, the applicable Grantor is the record and beneficial owner of the Pledged Equity Interests listed as owned by it on Schedule 3.1 free of all Liens (other than statutory non-consensual Liens and other rights and claims of the Collateral Agent under this Agreement), rights or claims of other Persons.

(b) Consents. No consent of any Person, including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof in each case, except such as have been obtained.

(c) Status as “Securities”. None of the Pledged LLC Interests or Pledged Partnership Interests that, in either case, are Pledged Equity Interests, represent interests (i) that by their terms provide that they are securities governed by the uniform commercial code of an applicable jurisdiction, other than those with respect to which the Grantors have taken or will take, within the time frames required by Section 4.1(a), such actions to grant to the Collateral Agent Control of such securities pursuant to (1) Section 4.1(c) if such Pledged LLC Interests or Pledged Partnership Interests are represented by certificates or (2) Section 4.1(d) if such Pledged LLC Interests or Pledged Partnership Interests are not represented by certificates, (ii) that are dealt in or traded on securities exchanges or markets or (iii) in an issuer that is a “registered investment company” as such term is defined in the Investment Company Act of 1940, as amended.

3.7. Intellectual Property.

(a) Ownership. As of the Closing Date, and except as listed on Schedule 3.2, to the applicable Grantor’s knowledge, such Grantor (i) is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 3.2, or otherwise is licensed or permitted to use such Intellectual Property as used in or necessary to conduct its business as currently conducted, and (ii) owns or has the valid right to use and, where such Grantor does so, sublicense others to use, all other Material Intellectual Property used by it in its business, free and clear of all Liens, claims and encumbrances, except for Permitted Liens or as could not reasonably be expected to result in a Material Adverse Effect. Schedule 3.2 accurately lists, in all material respects, all Material Intellectual Property registered with (or for which application for registration has been made to) the United States Copyright Office or United States Patent and Trademark Office owned by each Grantor as of the Closing Date, and accurately reflects, in all material respects the existence and status of all such Intellectual Property as of such date.

(b) Subsisting, Etc. To each applicable Grantor’s knowledge, as of the Closing Date, all the Material Intellectual Property owned by each Grantor as of the Closing Date is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, in any material respect nor, in the case of Material Patents owned by each Grantor as of the Closing Date, is the subject of a reexamination proceeding, and such Grantor has maintained all registered Material Intellectual Property owned by each Grantor as of the Closing Date in the ordinary course consistent with reasonable business practices. To such Grantor’s knowledge, as of the Closing Date, no action or proceeding challenging the validity or scope of any of the Material Intellectual Property owned by each Grantor as of the Closing Date is pending or threatened in writing.

(c) Registrations and Applications. With respect to any Intellectual Property owned by a Grantor and listed on Schedule 3.2, as of the Closing Date, all registrations and applications for the Material Copyrights, Patents and Trademarks owned by each applicable Grantor have each been duly filed in the United States Copyright Office or United States Patent and Trademark Office, respectively, and are standing in the name of the applicable Grantor.

(d) Infringement, Etc. To each Grantor’s knowledge, as of the Closing Date, no conduct of such Grantor’s business infringes upon or misappropriates or otherwise violates any Trademark, Patent, Copyright, Trade Secret or other Intellectual Property proprietary right of any other Person where such could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no claim has been made in the last three (3) years alleging that the conduct of the Grantor’s business and/or the use or license of any Material Intellectual Property owned or, to each Grantor’s knowledge, used by such Grantor (or any of its respective licensees) infringes upon, misappropriates or otherwise violates the asserted rights of any other Person where such could reasonably be expected to have a Material Adverse Effect.

(e) Third Party Infringement. To each Grantor’s knowledge, as of the Closing Date, and except as could not reasonably be expected to have a Material Adverse Effect, no other Person is infringing upon, misappropriating or otherwise violating any rights in any Material Intellectual Property owned by or exclusively licensed to such Grantor.

3.8.       Title to Vessels. On the Closing Date, the Credit Parties shall have valid and marketable title to each Material Vessel set forth on Schedule 4.27 to the Credit Agreement, subject to no Liens other than Permitted Liens. On the Closing Date, there are no bareboat or demise charters in effect with respect to any Vessel other than as set forth on Schedule 4.27 to the Credit Agreement.

SECTION 4.	COVENANTS AND AGREEMENTS.

Each Grantor covenants and agrees that so long as any Commitment is in effect and until payment in full of all Secured Obligations (other than any Remaining Obligations) and the cancellation, expiration, posting of backstop letters of credit or Cash Collateralization of all outstanding Letters of Credit, each Grantor shall perform all covenants and agreements in this Section 4.

4.1. Perfection and Certain Other Actions.

(a) Timing Generally. Each Grantor shall comply with the requirements of this Section 4.1, (i) with respect to any Collateral in existence on the Closing Date, on the Closing Date or such later date as permitted pursuant to Section 3.1(g) of the Credit Agreement, and (ii) with respect to any Collateral in which a Grantor acquires rights after the Closing Date, within (A) 30 days of the date of the acquisition thereof (or such later date as the Collateral Agent may agree to in its sole discretion) for the actions required pursuant to Sections 4.1(c), (d), (e), (g), (h), (i), (j), (k) and (l) of this Agreement and (B) 90 days of the date of acquisition thereof (or such later date as the Collateral Agent may agree to in its sole discretion) for the actions required pursuant to Section 4.1(m) of this Agreement.

(b) UCC Financing Statements. Each Grantor hereby authorizes the Collateral Agent to file a financing statement naming such Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 3.1 (as such schedule may be amended or supplemented from time to time), which financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”

(c) Certificated Securities, Etc. Each Grantor shall deliver to the Collateral Agent the Security Certificates evidencing any Certificated Securities included in the Collateral duly indorsed by an effective endorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to the Collateral Agent or in blank. Each Grantor shall also cause any certificates evidencing any Pledged Equity Interests, including any Pledged Partnership Interests or Pledged LLC Interests that in either case are Pledged Equity Interests, to be similarly delivered to the Collateral Agent, regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(d) Uncertificated Securities. Each applicable Grantor shall ensure that the Collateral Agent has Control with respect to any Uncertificated Security included in the Collateral (other than any Uncertificated Securities credited to a Securities Account) included in the Collateral by causing the issuer of such Uncertificated Security, to the extent permitted by applicable law, to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement in form and substance reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such Uncertificated Security without further consent by such Grantor.

(e) Instruments and Tangible Chattel Paper. Each applicable Grantor shall deliver to the Collateral Agent all Material Instruments and Material Tangible Chattel Paper included in the Collateral to the Collateral Agent duly indorsed in blank.

(f) Reserved.

(g) Electronic Chattel Paper, Etc. With respect to all Material Electronic Chattel Paper or “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) included in the Collateral, each applicable Grantor shall ensure that the Collateral Agent has Control thereof in a manner reasonably acceptable to the Collateral Agent.

(h) Patents. Each applicable Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit B hereto (or a supplement thereto) or otherwise reasonably satisfactory to the Collateral Agent covering all Collateral consisting of all registered or applied for Patents for which such Grantor is the owner in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(i) Trademarks. Each applicable Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit B hereto (or a supplement thereto) or otherwise reasonably satisfactory to the Collateral Agent covering all Collateral consisting of all registered or applied for Trademarks for which such Grantor is the owner in appropriate form for recordation with the United States Patent and Trademark Office with respect to the security interest of the Collateral Agent.

(j) Copyrights and Copyright Licenses. Each applicable Grantor shall execute and deliver to the Collateral Agent an Intellectual Property Security Agreement in substantially the form of Exhibit B hereto (or a supplement thereto) or otherwise reasonably satisfactory to the Collateral Agent covering all Collateral consisting of all registered or applied for Copyrights and exclusive Copyright Licenses for which such Grantor is the owner or licensee in appropriate form for recordation with the United States Copyright Office with respect to the security interest of the Collateral Agent.

(k) Consents of Other Grantors Regarding Investment Related Property. Each Grantor consents to the grant by each other Grantor of a Lien in all Investment Related Property to the Collateral Agent and, without limiting the generality of the foregoing, consents, in each case subject to the occurrence and continuance of an Event of Default, to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest that, in either case, are Pledged Equity Interests, to the Collateral Agent or its designee and to any accompanying substitution of the Collateral Agent or its designee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto.

(l) Consents of Third Parties Regarding Pledged Equity Interests. With respect to any Pledged Partnership Interests and Pledged LLC Interests included in the Collateral, if any Grantor owns less than 100% of the equity interests in any issuer of such Pledged Partnership Interests or Pledged LLC Interests, such Grantor shall use its commercially reasonable efforts to obtain the consent of each other holder of partnership interests or limited liability company interests in such issuer to (i) the security interest of the Collateral Agent hereunder in that portion of the equity interests of such issuer owned by such Grantor (or, if less, that portion that constitutes Pledged Equity Interests) and (ii) during the occurrence and continuance of an Event of Default, the transfer of such Pledged Partnership Interests and Pledged LLC Interests (to the extent of the equity interests in such issuer owned by such Grantor or, if less, that portion that constitutes Pledged Equity Interests) to the Collateral Agent of its designee, and to the substitution of the Collateral Agent or its designee as a partner or member with all the rights and powers related thereto.

(m) Material Vessels. With respect to any Material Vessels, the applicable Grantor shall deliver to the Collateral Agent Vessel Mortgages and related documentation in accordance with Section 5.16 of the Credit Agreement.

(n) Landlord Waiver and Consent Agreements. Upon the request of the Collateral Agent, the Grantors shall use commercially reasonable efforts to deliver to the Collateral Agent a fully executed Landlord Waiver and Consent Agreement, in form and substance reasonably satisfactory to the Collateral Agent, with respect to any real property leased by any Grantor in which there is Collateral (other than Collateral stored or maintained in a building or other facility or structure owned by a Grantor that is located on such leased real property) having a Fair Market Value in excess of $1,500,000 at any such location at any time; provided, that, for the avoidance of doubt, no Grantor shall be obligated to agree to any material increase in payments associated with such lease arrangement, or any other adverse change to the terms thereof, to obtain any such Landlord Waiver and Consent Agreement.

4.2. Grantor Information and Status.

(a) Maintenance of Information and Status. Without limiting any prohibitions or restrictions on mergers or other transactions set forth in the Credit Agreement, in connection with a change in any Grantor’s name, corporate structure (e.g. by merger, consolidation, change in corporate form or otherwise), type of organization or jurisdiction of organization, such Grantor shall (i) notify the Collateral Agent in writing promptly, and in any case (A) at least 10 days (or such subsequent date as the Collateral Agent may agree to in its sole discretion) prior to any such change, identifying such new proposed name, corporate structure, type of organization or jurisdiction of organization and (ii) if the Collateral Agent so requests, prepare and deliver to the Collateral Agent such filings or instruments as are necessary or reasonably advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted and agreed to hereby, which in the case of any merger or other change in corporate structure shall include, without limitation, executing and delivering to the Collateral Agent a completed Pledge Supplement upon completion of such merger or other change in corporate structure confirming the grant of the security interest hereunder.

(b) Maintenance of Security Interest. Each Grantor shall maintain the security interest of the Collateral Agent hereunder in all Collateral as valid, perfected, first priority Liens, subject only to Permitted Liens, any applicable Intercreditor Agreement and permitted non-perfection.

4.3. Inventory and Equipment.

(a) Documents. No Grantor shall deliver any Document evidencing any Material Inventory or Material Equipment to any Person other than (i) the issuer of such Document to claim the Goods evidenced therefor, (ii) the Collateral Agent or (iii) in connection with a disposition of such Material Inventory or Material Equipment permitted by the Credit Agreement.

(b) Warehouseman, Bailee, Etc. If any Material Equipment or Material Inventory is in possession or control of any warehouseman, bailee or other third party (other than (i) a Consignee under a Consignment for which a Grantor is the Consignor, (ii) with respect to any Inventory or Equipment that is in transit, out for repair or servicing, that is leased by a customer and used by such customer at the customer’s location, or located at a customer jobsite, (iii) Collateral that has been purchased but not yet delivered to such Grantor) or (iv) any Vessel, each Grantor shall join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and, upon the Collateral Agent’s reasonable request, will use commercially reasonable efforts to obtain an acknowledgment from the third party that (i) it is holding such Inventory and Equipment for the benefit of the Collateral Agent and (ii) will permit the Collateral Agent to have access to such Equipment or Inventory for purposes of inspecting such Collateral or, following the occurrence and continuance of an Event of Default, to remove such Inventory or Equipment from such premises if the Collateral Agent so elects; and with respect to any Material Goods subject to a Consignment for which such Grantor is the Consignor, upon the Collateral Agent’s request such Grantor shall file appropriate financing statements against the Consignee and take such other action as may be necessary to ensure that such Grantor has a first priority perfected security interest in such Goods; provided, that, for the avoidance of doubt, no Grantor shall be obligated to agree to any material increase in payments associated with such warehouseman or bailee arrangement, or any other adverse change to the terms thereof, in order to obtain such acknowledgment.

4.4. Receivables.

(a) Records. Each Grantor shall keep and maintain at its own cost and expense complete records of the Receivables, in a manner consistent with prudent business practice as determined in the reasonable business judgment of such Grantor, and records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith.

(b) Modifications, Etc. (i) Other than in a manner consistent with prudent business practice as determined in the reasonable business judgment of such Grantor, no Grantor shall amend, modify, terminate or waive any provision of any Material Receivable in any manner which could reasonably be expected to have an adverse effect on the value or collectability of such Receivable; and (ii) following and during the continuation of an Event of Default, no Grantor shall (A) grant any extension or renewal of the time of payment of any Receivable, (B) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof, or (D) allow any credit or discount thereon.

(c) Notifications to Account Debtors. In each case solely following the occurrence and during the continuation of an Event of Default, the Collateral Agent has the right to notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and the Collateral Agent may (i) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent; (ii) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent; and (iii) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor during the occurrence and continuation of an Event of Default shall be forthwith (and in any event within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

4.5. Investment Related Property.

(a) Dividends, Interest and Distributions. If any Grantor receives any dividends, interests, distributions or other property on or from any Pledged Equity Interest or other Investment Related Property, then to the extent any such dividends, interests, distributions or other property constitute certificated securities, they shall be held in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement). Notwithstanding anything contained herein, so long as no Event of Default has occurred and is then continuing, such Grantor shall be entitled to retain all dividends, distributions, interests, distributions and other property, and all scheduled payments of interest on intercompany loans, paid, distributed, received or receivable by such Grantor on or in respect of any Investment Related Property.

(b) Voting – Prior to Event of Default. So long as no Event of Default has occurred and is then continuing, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement.

(c) Voting – During Event of Default. Upon the occurrence and during the continuation of an Event of Default described in Sections 8.1(f) or (g) of the Credit Agreement, or upon written notice to Parent in the case of the occurrence and continuance of any other Event of Default, (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and (ii) in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (A) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to this Agreement, (B) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1 and (C) no Grantor shall close its stock transfer book at any time in such manner as to delay or prevent the Collateral Agent from promptly exercising its voting or other consensual rights hereunder.

4.6. Intellectual Property.

(a) Abandonment, Etc. No Grantor shall do any act or omit to do any act whereby any Material Intellectual Property may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein; provided, for the avoidance of doubt, a Grantor may abandon or otherwise dispose of Intellectual Property, which, (A) is not Material Intellectual Property, or (B) in the reasonable judgment of the Borrower, is no longer economically practicable to maintain or necessary in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole.

(b) New Works and Licenses. If any Grantor shall create or acquire any ownership interest in or exclusively license any Material Intellectual Property registered with (or for which application for registration has been made to) the United States Copyright Office or United States Patent and Trademark Office, then, upon delivery of the annual financial statements required by Section 5.1(b) of the Credit Agreement, such Grantor shall provide notice to Collateral Agent of such Intellectual Property. Each Grantor agrees that should it obtain an ownership interest in or an exclusive license to any Intellectual Property which is not part of the Collateral as of the Closing Date, the provisions of this Agreement shall apply thereto and any such Intellectual Property shall immediately become part of the Collateral.

(c) Notice to Collateral Agent. Each Grantor shall promptly notify the Collateral Agent in writing and in reasonable detail if it knows or has reason to know that any Material Intellectual Property that is Collateral has or may become (i) abandoned or dedicated to the public or placed in the public domain, (ii) invalid or unenforceable, (iii) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court or other administrative body or (iv) be the subject of any reversion or termination rights, and the effect of any of the foregoing, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7. Commercial Tort Claims. Promptly upon acquiring any Material Commercial Tort Claim, the applicable Grantor shall promptly (but in any event within 30 days after such acquisition or such later date as is acceptable to the Collateral Agent) deliver to the Collateral Agent a completed Pledge Supplement identifying such Material Commercial Tort Claim.

4.8. Special Collateral. Upon acquiring any Material Special Collateral, the applicable Grantor shall (a) promptly notify the Collateral Agent in writing thereof and (b) take all such actions and execute all such documents and make all such filings, in each case, at such Grantor’s expense as the Collateral Agent shall have reasonably requested in order to ensure that the Collateral Agent has a valid, perfected, First Priority Lien in such Material Special Collateral, subject to any Permitted Liens and permitted non-perfection.

4.9. Further Assurances. Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or reasonably desirable, or that the Collateral Agent may reasonably request, to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

4.10. Relation to Certain other Security Documents. If there is any conflict between any one or more provisions in this Agreement and one or more provisions in any Vessel Mortgage or Assignment of Insurances, such provisions of the Vessel Mortgage or Assignment of Insurances shall control.

SECTION 5.	ADDITIONAL GRANTORS.

Pursuant to Section 5.11 of the Credit Agreement, certain other Restricted Subsidiaries of Parent may from time to time become parties hereto as additional Grantors by executing a Counterpart Agreement. Upon delivery of any such Counterpart Agreement to the Collateral Agent, notice of which is hereby waived by Grantors, each such Restricted Subsidiary shall be a Grantor and shall be as fully a party hereto as if such Restricted Subsidiary were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Restricted Subsidiary of Parent to become a Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 6.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

6.1. Power of Attorney. Solely upon the occurrence and during the continuance of an Event of Default, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including the following (in each case, solely upon the occurrence and during the continuance of an Event of Default):

(a) to create, prepare, complete, execute, deliver, endorse, or file in the name of and on behalf of each Grantor any and all instruments, documents, applications, financing statements, and any other agreements or writings required to be obtained, executed, delivered, endorsed or entered into by each Grantor to enforce, maintain or use any Intellectual Property, to grant or issue any license to any Intellectual Property to any Person, or to sell, assign, transfer, encumber, pledge, or otherwise transfer title or create a security interest in or dispose of any Intellectual Property;

(b) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including access to pay or discharge taxes (other than taxes being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with Section 4.11 of the Credit Agreement) or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and

(c) (i) to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement; (ii) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral, and to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection therewith; (iii) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral; and (iv) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

6.2. No Duty. The powers conferred on the Collateral Agent pursuant to Section 6.1 are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision.

SECTION 7.	REMEDIES.

7.1. Rights and Remedies.

(a) Generally. If any Event of Default has occurred and is then continuing, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (regardless of whether the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously: (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) to the extent permitted by applicable law, enter onto the property where any Collateral is located and take possession thereof with or without judicial process; (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and (iv) without notice except as specified below or under the UCC or applicable law, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

(b) Public and Private Sales. The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale. The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like, and such disclaimer shall not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable and documented out of pocket fees of any attorneys employed by the Collateral Agent to collect such deficiency.

7.2. Cash Proceeds. If any Event of Default has occurred and is then continuing, in addition to the rights of the Collateral Agent specified in Section 4.4 with respect to payments of Receivables, (a) all proceeds of any Collateral received by any Grantor consisting of cash, checks and other Cash Equivalents (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in the Collateral Account; and (b) any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (i) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (ii) then or at any time thereafter may be applied by the Collateral Agent against the Secured Obligations then due and owing in accordance with the terms of the Credit Agreement.

7.3. Deposit Accounts. If any Event of Default has occurred and is then continuing, the Collateral Agent may apply the balance from any Deposit Account (other than any Excluded Account) maintained with the Collateral Agent to pay the balance of any Deposit Account (other than any Excluded Account) to or for the benefit of the Collateral Agent.

7.4. Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent has no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

7.5. Intellectual Property.

(a) Rights and Remedies of Collateral Agent. Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, in each case solely upon the occurrence and during the continuation of an Event of Default: (i) the Collateral Agent has the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce or maintain any of such Grantor’s Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property of a Grantor as provided in this Section 7.5, each Grantor agrees to, consistent with its reasonable business judgment, use all commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation; (ii) upon Collateral Agent’s request, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to its Intellectual Property to the extent permissible thereunder and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) within five Business Days after written notice from the Collateral Agent, each Grantor shall use commercially reasonable efforts to make available to the Collateral Agent, to the extent within such Grantor’s power and authority under applicable law and contracts, such personnel in such Grantor’s employ as may be necessary to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell, or have done so on its behalf, the products and services made, used, sold, offered for sale, distributed or delivered by such Grantor under or in connection with the Intellectual Property, such persons to be available to perform their prior functions on the Collateral Agent’s behalf and to be compensated by the Collateral Agent at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default; and (iv) the Collateral Agent has the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of such Grantor’s Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done; provided, (A) all amounts and proceeds (including checks and other instruments) received by a Grantor in respect of amounts due to such Grantor in respect of its Intellectual Property or any portion thereof shall, solely upon the occurrence and during the continuation of an Event of Default, be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and, upon the Collateral Agent’s instruction, shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7; and (B) each Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) Non-Exclusive License. If needed and for the purpose of enabling the Collateral Agent, during the continuance of an Event of Default, to exercise rights and remedies under this Section 7 solely at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent assignable, a non-exclusive license to use, assign, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, wherever the same may be located, consistent with such Grantor’s ordinary course of business. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the maintenance, compilation or printout thereof.

(c) Reassignment to Grantor. If (i) an Event of Default has occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default has occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property has been previously made and has become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary or appropriate to reassign and otherwise return to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

7.6. Marshalling. The Collateral Agent shall not be under any obligation to marshal any assets in favor of any Grantor or any other Person or against or in payment of any or all of the Secured Obligations.

7.7. Application of Proceeds. If the Secured Obligations shall have been accelerated pursuant to Section 8.2 of the Credit Agreement, all payments and proceeds received by the Collateral Agent hereunder in respect of any of the Secured Obligations shall be applied, subject to any applicable Intercreditor Agreement, in accordance with Section 8.3 of the Credit Agreement.

7.8. Specific Performance. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7 will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities; provided, nothing in this Section 7.8 shall in any way limit the rights of the Collateral Agent under this Agreement or under any other Credit Document.

SECTION 8.	TERMINATION AND RELEASE.

Upon the payment in full of all Secured Obligations (other than any Remaining Obligations), the cancellation or termination of the Commitments and the cancellation, expiration, posting of backstop letters of credit with respect to or Cash Collateralization of all outstanding Letters of Credit, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person (including, without limitation, with respect to all Collateral of any Grantor upon the sale of such Grantor (other than to another Grantor) in compliance with the Credit Agreement). The Collateral Agent shall, at the Grantors’ expense, execute and deliver or otherwise authorize the filing of such documents as any Grantor shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including, without limitation, financing statement amendments to evidence such release.

SECTION 9.	COLLATERAL AGENT.

9.1. Appointment, Etc. The Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and has the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full of all Secured Obligations (other than any Remaining Obligations) and the cancellation, expiration, posting of backstop letters of credit with respect to or Cash Collateralization of all outstanding Letters of Credit, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders of a majority of the aggregate notional amount (or, with respect to any Secured Swap Contract or Cash Management Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Secured Swap Contract or Cash Management Agreement) under all Secured Swap Contracts and Cash Management Agreements. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it has no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties. The provisions of the Credit Agreement relating to the Collateral Agent, including the provisions relating to resignation of the Collateral Agent and the powers, duties and immunities thereof, are incorporated herein by this reference and shall survive any termination of the Credit Agreement.

9.2. Standard of Care. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent has no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2.

SECTION 10.	MISCELLANEOUS.

10.1. Notices. Any notice or other communication herein required or permitted to be given to a Grantor or to the Collateral Agent shall be given pursuant to Section 10.1 of the Credit Agreement.

10.2. Expenses. Each Grantor agrees to pay promptly all costs and expenses of the Collateral Agent as set forth in Section 10.2 of the Credit Agreement.

10.3. Indemnity. Each Grantor agrees to indemnify the Collateral Agent as set forth in Section 10.3 of the Credit Agreement.

10.4. Amendments and Waivers. Any amendment, modification, termination or waiver of this Agreement shall be effective only if made in accordance with Section 10.5 of the Credit Agreement.

10.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Secured Parties. No Grantor’s rights or obligations hereunder nor any interest therein may be assigned or delegated by such Grantor without the prior written consent of the Collateral Agent. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated by the Credit Agreement, Affiliates of each of the Agents and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.6. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.7. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension.

10.8. No Waiver; Remedies Cumulative. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Collateral Agent hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Secured Swap Contracts or any Cash Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.9. Severability. In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.10. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.11. Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

10.12. Consent to Jurisdiction. Each Grantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Collateral Agent in any way relating to this Agreement or the transactions relating hereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent may otherwise have to bring any action or proceeding relating to this Agreement against any Grantor or its properties in the courts of any jurisdiction. Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to herein. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

10.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IF LITIGATION OCCURS, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.14. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

10.15. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.16. INTERCREDITOR AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PRIORITY OF THE LIEN AND SECURITY INTEREST GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT HEREUNDER ARE SUBJECT TO THE PROVISIONS OF ANY APPLICABLE INTERCREDITOR AGREEMENT (IT BEING UNDERSTOOD THAT AS OF THE CLOSING DATE NO INTERCREDITOR AGREEMENT IS IN EFFECT). IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF ANY SUCH INTERCREDITOR AGREEMENT AND THIS AGREEMENT GOVERNING THE PRIORITY OF THE SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT OR THE EXERCISE OF ANY RIGHT OR REMEDY, THE TERMS OF SUCH INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.

10.17. Jones Act Restrictions. Any provision of this Agreement to the contrary notwithstanding, it is the intention of the parties hereto that nothing contained herein shall create or permit to exist any interest in, control over, or right to vote, the Collateral that would make it unlawful for any U.S.-flag Vessel included in the Collateral to be documented under the laws of the United States with a coastwise endorsement, or cause any US-flag Vessel included in the Collateral to lose such endorsement (a “Prohibited Controlling Interest”). Any provision of this Agreement which, in the absence of this restriction, would create a Prohibited Controlling Interest is null and void.

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IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NRC US HOLDING COMPANY, LLC, as a Grantor

By:	/s/ Glenn M. Shor
	Name:	Glenn M. Shor
	Title:	Secretary

SPRINT ENERGY SERVICES, LLC, as a Grantor

By:	/s/ Philip Bowman
	Name:	Philip Bowman
	Title:	Chief Financial Officer

NRC GROUP HOLDINGS, LLC

By:	/s/ Glenn M. Shor
	Name:	Glenn M. Shor
	Title:	Assistant Secretary

JFL-NRC HOLDINGS, LLC
NATIONAL RESPONSE CORPORATION
NRC ENVIRONMENTAL SERVICES INC.
OSRV HOLDINGS, INC.
NRC PAYROLL MANAGEMENT LLC
NRC ALASKA, LLC
SPECIALIZED RESPONSE SOLUTIONS, L.P.
NATL RESPONSE CORPORATION OF PUERTO RICO, as Grantors

By:	/s/ Glenn M. Shor
	Name:	Glenn M. Shor
	Title:	Secretary

Signature Page to Pledge and Security Agreement

SES HOLDCO, LLC
SPRINT KARNES COUNTY DISPOSAL LLC, as Grantors

By:	/s/ Glenn M. Shor
	Name:	Glenn M. Shor
	Title:	Vice President

ENPRO HOLDINGS GROUP, INC.
ENPRO SERVICES OF MAINE, INC.
ENPRO SERVICES OF VERMONT, INC.
TMC SERVICES, INC., as Grantors

By:	/s/ Paul Taveira
	Name:	Paul Taveira
	Title:	President

PROGRESSIVE ENVIRONMENTAL SERVICES, INC.
SOUTHERN WASTE, INC.
EAGLE CONSTRUCTION AND ENVIRONMENTAL SERVICES, LLC, as Grantors

By:	/s/ Glenn M. Shor
	Name:	Glenn M. Shor
	Title:	Treasurer and Assistant Secretary

NRC NY ENVIRONMENTAL SERVICES, INC.
NRC EAST ENVIRONMENTAL SERVICES, INC.,
TERRALINK SYSTEMS INC., as Grantors

By:	/s/ Paul Taveira
	Name:	Paul Taveira
	Title:	President and CEO

Signature Page to Pledge and Security Agreement

BNP PARIBAS, as Collateral Agent

By:	/s/ Michael Colias
	Name:	Michael Colias
	Title:	Managing Director

By:	/s/ Davin Engelson
	Name:	Davin Engelson
	Title:	Director

Signature Page to Pledge and Security Agreement

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of June 11, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among NRC US HOLDING COMPANY, LLC, a Delaware limited liability company (the “NRC Borrower”), SPRINT ENERGY SERVICES, LLC, a Delaware limited liability company (the “Sprint Borrower”, and collectively with the NRC Borrower, the “Borrowers” and each a “Borrower”), JFL-NRC HOLDINGS, LLC, a Delaware limited liability company (“NRC Holdings”), SES HOLDCO, LLC, a Delaware limited liability company, as Holdings Companies, NRC GROUP HOLDINGS, LLC, a Delaware limited liability company (“Parent”), the other Grantors named therein, and BNP PARIBAS, as the Collateral Agent. Capitalized terms used herein not otherwise defined herein has the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to the Collateral Agent set forth in the Security Agreement of, and does hereby grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached supplements to Schedules to the Security Agreement accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such supplements to Schedules to the Security Agreement shall constitute part of the Schedules to the Security Agreement.

[remainder of page intentionally left blank]

Exhibit A-1

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of the date first written above.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit A-2

EXHIBIT B
TO PLEDGE AND SECURITY AGREEMENT

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “Agreement”) is made as of [mm/dd/yy] between each of the signatories hereto (collectively, the “Grantors”) in favor of BNP PARIBAS, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) (as defined in the Pledge and Security Agreement referred to below).

RECITALS:

WHEREAS, reference is made to that certain Pledge and Security Agreement, dated as of June 11, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Pledge and Security Agreement”), by and among the Grantors, the other grantors party thereto and the Collateral Agent; and

WHEREAS, under the terms of the Pledge and Security Agreement, the Grantors have (i) as collateral security for the Secured Obligations, granted to the Collateral Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the Collateral (as defined in the Pledge and Security Agreement), including, without limitation, certain Intellectual Property of the Grantors and (ii) agreed to execute this Agreement for recording with [the United States Patent and Trademark Office][the United States Copyright Office], and other applicable Governmental Authorities.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:

Section 1. Grant of Security. As collateral security for the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of the Secured Obligations, each Grantor hereby grants to the Collateral Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following:

[(a) All United States copyrights (including Community designs), including but not limited to copyrights in software and all rights in and to databases, and all Mask Works (as defined under 17 USC 901 of the United States Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 1 hereto; (ii) all extensions and renewals thereof; (iii) all rights corresponding thereto throughout the world; (iv) all rights in any material which is copyrightable under, or which is protected by United States federal laws or the law of any state thereof; (v) all rights to sue for past, present and future infringements thereof; and (vi) all Proceeds of the foregoing, including any royalties or income from the Copyright Licenses and any and all payments, claims, damages and proceeds of suit (collectively, the “Copyrights”) and all exclusive Copyright Licenses including, without limitation, any such licenses identified in Schedule 1 hereto.]

[(b) All United States patents and certificates of invention, or similar industrial property, design or plant rights, for any of the foregoing, including, but not limited to: (i) all registrations, provisional and applications referred to in Schedule 1 hereto; (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations therefor; (iii) all rights corresponding thereto throughout the world; (iv) all inventions and improvements described therein; (v) all rights to sue for past, present and future infringements thereof; and (vi) all Proceeds of the foregoing, including any royalties or income from the Patent Licenses and any and all payments, claims, damages and proceeds of suit (collectively, the “Patents”).]

Exhibit B-1

[(c) All United States trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to (i) the registrations and applications referred to in Schedule 1 hereto, (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business associated with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including any royalties or income from the Trademark Licenses and any and all payments, claims, damages, and proceeds of suit (collectively, the “Trademarks”).]

Section 2. Recordation. Each Grantor authorizes and requests that [the Register of Copyrights][the Commissioner of Patents and Trademarks] and any other applicable government officer record this Agreement.

Section 3. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 4. Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 5. Conflict Provision. This Agreement has been entered into in conjunction with the provisions of the Pledge and Security Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Pledge and Security Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. If any provisions of this Intellectual Property Security Agreement are in conflict with the Pledge and Security Agreement or the Credit Agreement, the provisions of the Pledge and Security Agreement or the Credit Agreement shall govern.

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Exhibit B-2

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[NAME OF GRANTOR],
as a Grantor

By:
Name:
Title:

Exhibit B-3

BNP PARIBAS, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit B-4